Exhibit 99.1

United Refining Company Announces Closing on the Redemption of All of Its Outstanding

10  1/2% Senior Notes due 2012

WARREN, PENNSYLVANIA, April 8, 2011 – United Refining Company (“United Refining”) announced today the closing of its redemption of all of its outstanding 10 1/2% Senior Notes due 2012 (CUSIP No. 911358AF6/ISIN US911358AF66) (the “Notes”) pursuant to their terms (the “Redemption”). The Redemption was made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption. A notice of redemption was mailed to all registered holders of the Notes on March 9, 2011.

In the Redemption, the Company redeemed an aggregate of $136,847,000 in principal amount of Notes. The Notes were redeemed on April 8, 2011 (the “Redemption Date”) at a redemption price (the “Redemption Price”) equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the Redemption Date.

For additional information, please contact:

John R. Wagner

Vice President, Secretary and General Counsel

Mary Phillips

Executive Assistant

United Refining Company

15 Bradley Street

Warren, PA 16365

Telephone: (814) 723-1500

About United Refining

We are the leading integrated refiner and marketer of petroleum products in our primary market area, which encompasses Western New York and Northwestern Pennsylvania. We own and operate a petroleum refinery in Warren, Pennsylvania, and our retail segment sells petroleum products under the Kwik Fill®, Citgo® and Keystone® brand names and convenience and grocery items under the Red Apple Food Mart® and Country Fair® brand names.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of United Refining to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.